Exhibit 10.15

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

February 8, 2018 (Revised April 13, 2018)

Pedro Lopez-Baldrich
[*****]
[*****]

Dear Pedro,

Congratulations, we are very excited to extend you an offer to join SharkNinja. We are an organization that thrives in a fun, fast-paced work environment, full of ambitious and talented people who are committed to positively impacting people's lives every day in every home around the world.

We are pleased to offer you a full-time position with SharkNinja Operating LLC and its affiliates (hereinafter "SharkNinja") as our General Counsel, Senior Vice President for SharkNinja commencing on or about March 26, 2018. Your starting compensation will be $18,076.92 paid to you on a bi-weekly basis, which equates to an annualized salary of $470,000. This role currently reports to Brian Lagarto, Executive Vice President of Global Operations.

In conjunction with this offer, you are also eligible to receive an annual bonus of up to 50% of your base salary based on both individual and company performance in accordance with the terms of the applicable bonus plan. Annual bonus is tied to our Fiscal Year which now runs from January 1st through December 31st• In order to be considered for a bonus, you must be actively employed by SharkNinja at the time the bonus is paid out, which typically falls in the March timeframe.

Please note that the bonus is prorated for new hires during the first year of employment and associates hired on or after October 1st are not eligible for a bonus for the Fiscal Year in which they are hired.

In addition, SharkNinja conducts annual performance and compensation reviews. Your first scheduled review will be during the April 1, 2019 review cycle. Please note that merit is prorated during the first year of employment and associates hired between January 1st and March 31st are not eligible for a compensation review in the calendar year in which they are hired.

In conjunction with this offer, you will also be eligible to receive a one-time, $75,000 signing bonus (subject to applicable taxes and withholdings) to be paid in your first paycheck following your first 30 days of employment. Should you voluntarily leave SharkNinja within twelve (12) months of your hire date, you must reimburse the signing bonus pro-rata to SharkNinja. Please note that in this situation, any payback amount will be deducted from your final pay check and any remaining balance must be repaid within thirty (30) days of your termination date.

By agreeing to these terms and signing this agreement, you acknowledge and understand the payback provisions associated with this bonus.
89 A Street I Needham, MA 02494 I sharkninja.com

As discussed, your position will require you to relocate to the Boston, MA area. SharkNinja will provide relocation assistance in the amount of $55,000 which can be used at your discretion to cover reasonable relocation costs, including but not limited to:
•Temporary housing for you and your family
•Reimbursement costs associated with storage and transportation of household goods
•House hunting trips for you and your family

We have contracted with Coldwell Banker Relocation and Moving Services (CBRB), who will be your single point of coordination for all relocation related services. In order to receive reimbursement on any relocation related items, you must work through our managed relocation program with CBRB. You will be hearing from our contact at CBRB soon, but if you need their assistance immediately, please call or email [*****] at [*****], or [*****]. All reimbursable relocation costs must be incurred within one year of your start date.

Should you voluntarily leave SharkNinja within twenty-four (24) months of your hire date, you must reimburse SharkNinja pro-rata for all relocation expenses incurred through your date of separation. Please note that in this situation, any payback amount will be deducted from your final paycheck and any remaining balance must be repaid within thirty (30) days of your separation date. By agreeing to these terms and signing this agreement, you acknowledge and understand the payback provisions associated with this relocation package.

As part of your relocation package, your actual taxable relocation costs up to the $55,000 budget will be grossed up and paid by the company. We advise you to speak with your tax advisor to determine how this will affect your personal tax situation. Furthermore, relocation reimbursement is non- transferable. As such, reimbursement is based on the parameters outlined in this offer letter.

As a reflection of your senior leadership position in the company, we are pleased to offer you a long-term incentive plan (LTIP). The LTIP is based on attainment levels, as a percentage, of our annual Net Sales & Net Income Plans. The LTIP will be paid to you in the first quarter of the year following your LTIP earnings. Your first year of LTIP eligibility will be CY 19 with the actual LTIP earned paid to you in QI of 2020. Illustrative examples are provided below:

LTIP Pay-out Schedule

Plan Year	Plan Period	LTIP Pay-out
CY 19	1/1/19-12/31/19	Q1 2020
CY 21	1/1/21-12/31/21	Q1 2022
CY 23	1/1/23-12/31/23	Q1 2024

89 A Street I Needham, MA 02494 I sharkninja.com

LTIP Target Calendar Year 2019

Attainment	50% Net Sales Target	50% Net Income Target	Total LTIP Target
95-99%	$112,500	$112,500	$225,000
100-104%	$125,000	$125,000	$250,000
105-109%	$137,500	$137,500	$275,000
110-114%	$150,000	$150,000	$300,000
115-119%	$162,500	$162,500	$325,000
120-124%	$175,000	$175,000	$350,000
125% Plus	$187,500	$187,500	$375,000

LTIP Target Calendar Year 2021

Attainment	50% Net Sales Target	50% Net Income Target	Total LTIP Target
95-99%	$137,500	$137,500	$275,000
100-104%	$150,000	$150,000	$300,000
105-109%	$162,500	$162,500	$325,000
110-114%	$175,000	$175,000	$350,000
115-119%	$187,500	$187,500	$375,000
120-124%	$200,000	$200,000	$400,000
125% Plus	$212,500	$212,500	$425,000

LTIP Target Calendar Year 2023

Attainment	50% Net Sales Target	50% Net Income Target	Total LTIP Target
95-99%	$162,500	$162,500	$325,000
100-104%	$175,000	$175,000	$350,000
105-109%	$187,500	$187,500	$375,000
110-114%	$200,000	$200,000	$400,000
115-119%	$212,500	$212,500	$425,000
120-124%	$225,000	$225,000	$450,000
125% Plus	$237,500	$237,500	$475,000

You are eligible to participate in a wide variety of benefit programs as noted in the benefit summary enclosed and in accordance with the terms and conditions of the applicable benefit plans. If you elect to participate in any of these benefit plans, coverage will be effective on your first day of employment. You will receive twenty (20) days of paid time off per year in accordance with the Company's paid time off
89 A Street I Needham, MA 02494 I sharkninja.com

policy and the Company presently observes (9) nine holidays per calendar year, plus (1) floating holiday. Additionally, SharkNinja intends to offer five (5) personal/sick days starting around April 2018. If the company's plans change then you will still be eligible for these five (days) annually. Personal/sick days will be pro-rated to 3 days for 2018.

Furthermore, as a member of the Executive Team, you will also be eligible for a personal car allowance of $750/month and you will participate in the Executive Disability Insurance program.

In the event that your employment is terminated as a result of a Qualifying Termination after your Start Date, you will be eligible to receive as severance pay continuation of your then current base salary for a period of Twelve (12) months, contingent on the parties' execution of a Separation Agreement. In addition, Shark.Ninja shall pay the same portion of the premiums for continuation of medical and dental benefits for you under COBRA as it pays for active employees until the earlier of the end of the Twelve (12) month salary continuation period or the date that you commence other employment that offers group medical plan coverage. Your portion of the premiums may be withheld from the severance pay. If such payments of premiums at such time constitute taxable income to you, SharkNinja may make payments in an equivalent amount as additional severance pay rather than as premium payments. The severance payments will commence within 60 days after the date of employment termination; provided that (i) if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments will commence in the second calendar year no later than the last day of such 60-day period and (ii) the first payment will include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. Each installment of severance pay is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For the avoidance of doubt, you will not be entitled to any Annual Bonus or Supplemental Bonus for the Fiscal Year in which the Qualifying Termination occurs.

"Disability" means a condition or disability such that you are unable to perform the essential functions of your position with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.

"Just Cause" means any one of: (i) your conviction or entering a guilty plea or a plea of no contest with respect to a felony either in connection with the performance of your obligations to the Company or which otherwise shall adversely affect your ability to perform such obligations or shall materially adversely affect the business activities, reputation, goodwill or image of the Company; (ii) your commission of an act that involves fraud, theft, conversion, misappropriation or embezzlement; (iii) any willful and continued failure or refusal by you to substantially perform the material duties and responsibilities of your position under this offer letter (other than such a failure as a result of Disability); (iv) your gross negligence, willful misconduct (including without limitation, fraud, embezzlement or misappropriation), or willful malfeasance in connection with your employment; or (v) your willful material violation of any material written SharkNinja policy which Shark.Ninja reasonably believes has a material detrimental effect on the Company or creates material risks for the Company. Notwithstanding anything to the contrary in this paragraph, no act or omission pursuant to clauses (iii) or (v) above will constitute Just Cause for termination unless the Company has first provided you with written notice of the existence of the condition supporting such event within the period not to exceed 90 days after the Company's recognition of the condition and you fail to remedy such condition within 30 days of receiving such written notice.

"Good Reason" means (i) a material diminution in your job responsibilities or a material adverse change in your title or status from those in effect on the date you commence employment with the Company or as enhanced from time to time; (ii) a material reduction of your base salary, target Annual Bonus or target
89 A Street I Needham, MA 02494 I sharkninja.com

Supplemental Bonus, or the failure to pay your base salary, Annual Bonus or Supplemental Bonus when due; (iii) the relocation of your principal place of employment by more than 50 miles from Newton, Massachusetts; or (iv) the failure of SharkNinja to perform any of its material obligations under this agreement or other material agreement relating to your employment. Resignation for Good Reason shall not be deemed to exist unless you provide the Company with written notice of the existence of the condition supporting any of the foregoing events described in this definition within the period not to exceed 90 days after your first initial recognition of the condition and the Company fails to remedy such condition within 30 days of receiving such written notice.

"Qualifying Termination" means (i) a termination of your employment by SharkNinja for any reason other than for Just Cause or (ii) your resignation from SharkNinja for Good Reason. Notwithstanding the foregoing, a termination of your employment due to death or Disability is not a Qualifying Termination.

"Separation Agreement" means an employment separation agreement in a reasonable form proposed by
SharkNinja that includes, among other terms, (i) your general release of claims against SharkNinja and related persons and entities, (ii) SharkNinja's general release of all Claims against you, provided that this shall not include a release of any claims for which you would not be entitled to indemnification under SharkNinja's governing documents, (iii) your agreement not to disparage SharkNinja or any related persons or entities, and (iv) SharkNinja's agreement to direct each of its officers not to disparage you.

For the avoidance of doubt, the above severance benefit is in lieu of, and you will not be eligible to participate in, any benefits under the Company's Severance Plan.

Unless expressly provided for in this offer, all severance, bonuses and other payments to you will be subject to applicable taxes and withholding.

SharkNinja takes confidentiality obligations very seriously, and as such, SharkNinja does not seek the confidential information of any third party. You are prohibited from disclosing to SharkNinja any confidential information of any third party that you have an obligation to protect.

This offer is contingent upon the following compliance items:

•Completion of a satisfactory business reference and background check
•Signed Non-Competition, Confidentiality and Non-Solicitation Agreement
•Proof of authorization to work in the United States

SharkNinja associates are considered to be "employees at will". At-will employment means that either the associate or the Company may terminate the employment relationship for any reason or for no reason, with or without reason or advance notice. Nothing verbally expressed or written in this offer letter constitutes any type of contract or guarantee of future employment. Your at-will employment status can be changed only by a written contract signed by the General Counsel.

This offer will be active until February 8, 2018. Please print, sign and return this offer letter along with the Consent Form in Relation to Employment Background Checks and Non-Competition, Confidentiality and Non-Solicitation Agreement to me via email at [*****]. Should you have any questions, whether prior to or following your acceptance, please feel free to call me at [*****].

89 A Street I Needham, MA 02494 I sharkninja.com

We are delighted at the prospect of you joining our team!

Sincerely,

/s/ Dennis Watson

Dennis Watson
Executive Recruiter

1 accept the above offer as stated and agree to its terms and conditions.

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    (Print Full Name)                (Signature)

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(Date)

Enclosures:
1.Consent Form in Relation to Employment Background Checks
2.Non-Competition, Confidentiality and Non-Solicitation Agreement
3.Benefits Summary

89 A Street I Needham, MA 02494 I sharkninja.com